GLOBE LIFE INC. REPORTS
Second Quarter 2022 Results

McKinney, TX, July 27, 2022—Globe Life Inc. (NYSE: GL) reported today that for the quarter ended June 30, 2022, net income was $1.79 per diluted common share, compared with $1.92 per diluted common share for the year-ago quarter. Net operating income for the quarter was $2.07 per diluted common share, compared with $1.85 per diluted common share for the year-ago quarter.

HIGHLIGHTS:

●	Net income as an ROE was 9.8% for the six months ended June 30, 2022. Net operating income as an ROE excluding net unrealized gains or losses on fixed maturities was 12.6% for the same period.

●	Life premiums increased 8% at the American Income Life Division and 5% at the Liberty National Division over the year-ago quarter.

●	Total health premiums increased over the year-ago quarter by 8%.

●	Life net sales increased 16% at the American Income Life Division and 7% at the Liberty National Division over the year-ago quarter.

●	1.4 million shares of Globe Life Inc. common stock were repurchased during the quarter.

COVID-19 Update: COVID life claims expense for the quarter ended June 30, 2022 was not significant. Year to date through June 30, we incurred $45 million of COVID life claims. For the full year, we expect to incur approximately $62 million of COVID life claims at the mid-point of our guidance, based on a range of $2.4 million to $2.6 million of COVID life claims per 10,000 U.S. deaths and total U.S. COVID deaths of 215,000 to 275,000.

Note: As used in the earnings release, "Globe Life," the "Company," "we," "our," and "us" refer to Globe Life Inc., a Delaware corporation incorporated in 1979, its subsidiaries and affiliates.

GL Q2 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
RESULTS OF OPERATIONS

Net operating income, a non-GAAP(1) financial measure, has been used consistently by Globe Life’s management for many years to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain significant and unusual items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.

The following table represents Globe Life's operating summary for the three months ended June 30, 2022 and 2021:

Operating Summary
	Per Share
	Three Months Ended June 30,			Three Months Ended June 30,
	2022	2021	% Chg.	2022	2021	% Chg.
Insurance underwriting income(2)	$2.08	$1.81	15	$205,962	$188,277	9
Excess investment income(2)	0.58	0.58	—	57,438	59,959	(4)
Parent company expense	(0.03)	(0.03)		(2,893)	(2,757)
Income tax expense	(0.50)	(0.45)	11	(49,720)	(47,323)	5
Stock compensation benefit (expense), net of tax	(0.06)	(0.05)		(6,083)	(5,173)
Net operating income	2.07	1.85	12	204,704	192,983	6

Reconciling items, net of tax:
Realized gain (loss)—investments	(0.24)	0.07		(24,052)	6,841
Non-operating expenses	(0.04)	—		(3,648)	—
Legal proceedings	—	—		—	(206)
Net income(3)	$1.79	$1.92		$177,004	$199,618

Weighted average diluted shares outstanding	98,941	104,233
(1)GAAP is defined as accounting principles generally accepted in the United States of America.
(2)Definitions included within this document.
(3)A GAAP-basis condensed consolidated statement of operations is included in the appendix of this report.

Note: Tables in this earnings release may not sum due to rounding.

GL Q2 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
MANAGEMENT VS. GAAP MEASURES

Shareholders' equity, excluding net unrealized gains or losses on fixed maturities, and book value per share, excluding net unrealized gains or losses on fixed maturities, are non-GAAP measures that are utilized by management to view the business without the effect of unrealized gains or losses which are primarily attributable to fluctuation in interest rates associated with the available-for-sale portfolio. Management views the business in this manner because the Company does not intend to sell, nor is it likely that management will be required to sell, the fixed maturities prior to their maturity. It also creates more meaningful and easily identifiable trends, as we exclude fluctuations resulting from changes in interest rates. Shareholders' equity and book value per share are the most directly comparable GAAP measures.

	Six Months Ended June 30,
	2022	2021
Net income as an ROE(1)	9.8%	9.0%
Net operating income as an ROE (excluding net unrealized gains or losses on fixed maturities)	12.6%	12.4%

	June 30,
	2022	2021
Shareholders' equity	$5,323,110	$8,616,922
Impact of adjustment to exclude net unrealized gains or losses on fixed maturities	641,710	(2,879,292)
Shareholders' equity, excluding net unrealized gains or losses on fixed maturities	$5,964,820	$5,737,630

Book value per share	$54.18	$83.59
Impact of adjustment to exclude net unrealized gains or losses on fixed maturities	6.53	(27.93)
Book value per share, excluding net unrealized gains or losses on fixed maturities	$60.71	$55.66
(1) Calculated using average shareholders' equity for the measurement period.

INSURANCE OPERATIONS—comparing Q2 2022 with Q2 2021:

Life insurance accounted for 71% of the Company’s insurance underwriting margin for the quarter and 70% of total premium revenue.

Health insurance accounted for 29% of the Company's insurance underwriting margin for the quarter and 30% of total premium revenue.

Net sales of life insurance increased 2% for the quarter and net health sales increased 3%.

The following table summarizes Globe Life's premium revenue by product type for the three months ended June 30, 2022 and 2021:

Insurance Premium Revenue
	Quarter Ended
	June 30, 2022	June 30, 2021	% Chg.
Life insurance	$759,924	$728,170	4
Health insurance	319,189	295,586	8
Annuity	—	—
Total	$1,079,113	$1,023,756	5

GL Q2 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
INSURANCE UNDERWRITING INCOME

Insurance underwriting margin is management’s measure of profitability of the Company's life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses. Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, Parent Company expense, stock compensation expense and income taxes. Management believes this information helps provide a better understanding of the business and a more meaningful analysis of underwriting results by distribution channel. Insurance underwriting income, a non-GAAP measure, is a component of net operating income, which is reconciled to net income in the Results of Operations section above.
The following table summarizes Globe Life's insurance underwriting income by segment for the three months ended June 30, 2022 and 2021:

Insurance Underwriting Income
	Quarter Ended
	June 30, 2022	% of Premium	June 30, 2021	% of Premium	% Chg.
Insurance underwriting margins:
Life	$197,550	26	$178,755	25	11
Health	79,723	25	74,461	25	7
Annuity	2,090		2,176
	279,363		255,392		9
Other income	299		388
Administrative expenses	(73,700)		(67,503)		9
Insurance underwriting income	$205,962		$188,277		9
Per share	$2.08		$1.81		15

The ratio of administrative expenses to premium was 6.8%, compared with 6.6% for the year-ago quarter.

GL Q2 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
LIFE INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Our distribution channels consist of the following exclusive agencies: American Income Life Division (American Income), Liberty National Division (Liberty National) and Family Heritage Division (Family Heritage); an independent agency, United American Division (United American); and our Direct to Consumer Division.

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at https://investors.globelifeinsurance.com at "Financial Reports and Other Financial Information."

Life Underwriting Margin
	Quarter Ended
	June 30,
	2022		2021
	Amount	% of Premium	Amount	% of Premium	% Chg.
American Income	$128,310	34	$108,005	31	19
Direct to Consumer	29,052	12	34,430	14	(16)
Liberty National	17,809	22	15,875	20	12
Other	22,379	42	20,445	38	9
Total	$197,550	26	$178,755	25	11

Life Premium
	Quarter Ended
	June 30,
	2022	2021	% Chg.
American Income	$376,419	$347,696	8
Direct to Consumer	249,365	249,440	—
Liberty National	81,451	77,853	5
Other	52,689	53,181	(1)
Total	$759,924	$728,170	4

Life Net Sales(1)
	Quarter Ended
	June 30,
	2022	2021	% Chg.
American Income	$85,164	$73,233	16
Direct to Consumer	32,616	42,281	(23)
Liberty National	19,260	17,923	7
Other	2,580	2,947	(12)
Total	$139,620	$136,384	2
(1)Net sales, a statistical performance measure, is calculated as annualized premium issued, net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer, where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Management considers net sales to be a better indicator of the rate of premium growth than annualized premium issued.

GL Q2 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
HEALTH INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Health Underwriting Margin
	Quarter Ended
	June 30,
	2022		2021
	Amount	% of Premium	Amount	% of Premium	% Chg.
United American	$19,161	14	$17,763	15	8
Family Heritage	24,135	27	22,235	26	9
Liberty National	16,517	35	14,941	32	11
American Income	17,375	59	16,717	58	4
Direct to Consumer	2,535	14	2,805	15	(10)
Total	$79,723	25	$74,461	25	7

Health Premium
	Quarter Ended
	June 30,
	2022	2021	% Chg.
United American	$134,793	$116,217	16
Family Heritage	90,758	85,012	7
Liberty National	46,655	47,118	(1)
American Income	29,392	28,789	2
Direct to Consumer	17,591	18,450	(5)
Total	$319,189	$295,586	8

Health Net Sales(1)
	Quarter Ended
	June 30,
	2022	2021	% Chg.
United American	$12,377	$12,082	2
Family Heritage	19,405	19,165	1
Liberty National	6,823	6,214	10
American Income	4,807	4,666	3
Direct to Consumer	642	584	10
Total	$44,054	$42,711	3
(1)Net sales, a statistical performance measure, is calculated as annualized premium issued, net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer, where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Management considers net sales to be a better indicator of the rate of premium growth than annualized premium issued.

GL Q2 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
PRODUCING EXCLUSIVE AGENT COUNT RESULTS BY DISTRIBUTION CHANNEL

	Quarterly Average Producing Agent Count(1)				End of Quarter Agent Count
	Quarter Ended			Quarter Ended
	June 30,			March 31,	June 30,			March 31,
	2022	2021	% Chg.	2022	2022	2021	% Chg.	2022
American Income	9,670	10,478	(8)	9,385	9,637	10,406	(7)	9,543
Liberty National	2,713	2,700	—	2,656	2,782	2,700	3	2,687
Family Heritage	1,173	1,220	(4)	1,100	1,201	1,171	3	1,130

(1) The quarterly average producing agent count is based on the actual count at the end of each week during the period.

INVESTMENTS

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is defined as net investment income less both the required interest attributable to net policy liabilities and the interest on debt. We also view excess investment income per diluted common share as an important and useful measure to evaluate performance of the investment segment, since it takes into consideration our stock repurchase program.

The following table summarizes Globe Life's investment income, excess investment income, and excess investment income per diluted common share.

Excess Investment Income
	Quarter Ended
	June 30,
	2022	2021	% Chg.
Net investment income	$243,642	$238,308	2
Required interest:
Interest on net policy liabilities(1)	(164,376)	(156,580)	5
Interest on debt	(21,828)	(21,769)	—
Total required interest	(186,204)	(178,349)	4
Excess investment income	$57,438	$59,959	(4)
Per share	$0.58	$0.58	—
(1)Interest on net policy liabilities is a component of total policyholder benefits, a GAAP measure.

Net investment income increased 2.2%, and average invested assets increased 4.1%. Required interest on net policy liabilities increased 5.0%, and average net policy liabilities increased 4.0%. The weighted average discount rate for the net policy liabilities was 5.8% and was in line with the year-ago quarter.

GL Q2 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
The composition of the investment portfolio at book value at June 30, 2022 is as follows:

Investment Portfolio
	As of
	June 30, 2022
	Amount	% of Total
Fixed maturities at fair value(1)	$17,181,967	91
Policy loans	597,187	3
Other long-term investments(2)	898,955	5
Short-term investments	115,824	1
Total	$18,793,933
(1) As of June 30, 2022, fixed maturities at amortized cost were $18.0 billion, net of $0 of allowance for credit losses.
(2) Includes $740 million of investments accounted for under the fair value option which have a cost of $711 million as of June 30, 2022.

Fixed maturities at amortized cost, net of allowance for credit losses, by asset class as of June 30, 2022 are as follows:

Fixed Maturity Portfolio by Sector
	As of
	June 30, 2022
	Investment Grade	Below Investment Grade	Total Amortized Cost, net
Corporate bonds	$14,279,054	$534,654	$14,813,708
Municipals	2,614,124	—	2,614,124
Government, agencies and GSEs	442,107	—	442,107
Collateralized debt obligations	—	36,762	36,762
Other asset-backed securities	76,575	13,110	89,685
Total	$17,411,860	$584,526	$17,996,386

Below are fixed maturities available for sale by amortized cost, allowance for credit losses, and fair value at June 30, 2022 and the corresponding amounts of net unrealized gains or losses recognized in accumulated other comprehensive income (loss).

As of	Amortized Cost	Allowance for Credit Losses	Net Unrealized Gains (Losses)	Fair Value
June 30, 2022	$17,996,386	$—	$(814,419)	$17,181,967

At amortized cost, net of allowance for credit losses, 97% of fixed maturities (97% at fair value) were rated “investment grade.” The fixed maturity portfolio earned an annual taxable equivalent effective yield of 5.16% during the second quarter of 2022, compared with 5.24% in the year-ago quarter.

Globe Life is not a party to any credit default swaps and does not participate in securities lending.

GL Q2 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
Comparable information for acquisitions of fixed maturity investments is as follows:

Fixed Maturity Acquisitions
	Quarter Ended
	June 30,
	2022	2021
Amount	$399,581	$116,284
Average annual effective yield	5.3%	3.7%
Average rating	A+	A
Average life (in years) to:
Next call	11.3	29.2
Maturity	25.7	35.4

SHARE REPURCHASE:

During the quarter, the Company repurchased 1.4 million shares of Globe Life Inc. common stock at a total cost of $134 million and an average share price of $96.64.

LIQUIDITY/CAPITAL:

Globe Life's operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. These cash flows are not impacted by volatile equity markets. During the second quarter, the Company issued $400 million of 4.800% Senior Notes due 2032. Proceeds from the issuance will be used to fund $300 million of 3.800% Senior Notes maturing in September of 2022, with the remaining net proceeds to be used for general corporate purposes. Refer to recent SEC filings for further information. Liquidity at the Parent Company is sufficient to meet additional capital needs of the insurance companies.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2022:

Globe Life projects that net operating income per share will be in the range of $7.90 to $8.30 for the year ending December 31, 2022.

NON-GAAP MEASURES:

In this news release, Globe Life includes non-GAAP measures to enhance investors' understanding of management's view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing broader perspective. Globe Life's definitions of non-GAAP measures may differ from other companies' definitions. More detailed financial information, including various GAAP and non-GAAP measurements, is located at https://investors.globelifeinsurance.com on the Investors page under “Financial Reports and Other Financial Information."

GL Q2 2022 Earnings Release

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements related to the expected impact of the COVID-19 outbreak on our business operations, financial results and financial condition. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, which may be national in scope, related to the insurance industry generally, or applicable to the Company specifically. Such events or developments could include, but are not necessarily limited to:

1) Economic and other conditions, including the COVID-19 pandemic and its impact on the U.S. economy, leading to unexpected changes in lapse rates and/or sales of our policies, as well as levels of mortality, morbidity, and utilization of health care services that differ from Globe Life's assumptions;

2) Regulatory developments, including changes in accounting standards or governmental regulations (particularly those impacting taxes and changes to the Federal Medicare program that would affect Medicare Supplement);

3) Market trends in the senior-aged health care industry that provide alternatives to traditional Medicare (such as Health Maintenance Organizations and other managed care or private plans) and that could affect the sales of traditional Medicare Supplement insurance;

4) Interest rate changes that affect product sales and/or investment portfolio yield;

5) General economic, industry sector or individual debt issuers’ financial conditions (including developments and volatility arising from the COVID-19 pandemic, particularly in certain industries that may comprise part of our investment portfolio) that may affect the current market value of securities we own, or that may impair an issuer’s ability to make principal and/or interest payments due on those securities;

6) Changes in pricing competition;

7) Litigation results;

8) Levels of administrative and operational efficiencies that differ from our assumptions (including any reduction in efficiencies resulting from increased costs arising from operating during the COVID-19 pandemic);

9) The ability to obtain timely and appropriate premium rate increases for health insurance policies from our regulators;

10) The customer response to new products and marketing initiatives;

11) Reported amounts in the consolidated financial statements which are based on management estimates and judgments which may differ from the actual amounts ultimately realized;

12) Compromise by a malicious actor or other event that causes a loss of secure data from, or inaccessibility to, our computer and other information technology systems;

13) The severity, magnitude and impact of the COVID-19 pandemic, including effects of the pandemic and the effects of the U.S. government’s and other businesses’ response to the pandemic, on our operations and personnel, and on commercial activity and demand for our products; and

14) Globe Life’s ability to access the commercial paper and debt markets, particularly if such markets become unpredictable or unstable for a certain period as a result of the COVID-19 pandemic.

Readers are also directed to consider other risks and uncertainties described in other documents on file with the Securities and Exchange Commission. Globe Life specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

GL Q2 2022 Earnings Release

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Globe Life will provide a live audio webcast of its second quarter 2022 earnings release conference call with financial analysts at 12:00 pm (Eastern) tomorrow, July 28, 2022. Access to the live webcast and replay will be available at https://investors.globelifeinsurance.com on the Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Globe Life website at “Financial Reports.”

For additional information contact:
Mike Majors, Executive Vice President—Administration and Investor Relations
Globe Life Inc.
3700 South Stonebridge Drive
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972-569-3627 or email: investors@globe.life
Website: https://investors.globelifeinsurance.com

GL Q2 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
APPENDIX

GLOBE LIFE INC.
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Life premium	$759,924	$728,170	$1,514,526	$1,436,289
Health premium	319,189	295,586	636,189	589,759
Other premium	—	—	—	1
Total premium	1,079,113	1,023,756	2,150,715	2,026,049
Net investment income	243,642	238,308	487,476	474,128
Realized gains (losses)	(30,446)	8,659	(37,690)	36,811
Other income	299	388	463	683
Total revenue	1,292,608	1,271,111	2,600,964	2,537,671

Benefits and expenses:
Life policyholder benefits	511,034	498,471	1,060,377	1,016,102
Health policyholder benefits	197,218	188,854	394,073	376,683
Other policyholder benefits	7,074	7,286	14,124	14,545
Total policyholder benefits	715,326	694,611	1,468,574	1,407,330
Amortization of deferred acquisition costs	155,205	148,021	313,589	301,014
Commissions, premium taxes, and non-deferred acquisition costs	93,595	82,312	184,408	161,978
Other operating expense	89,658	79,155	174,010	160,365
Interest expense	21,828	21,769	41,772	42,947
Total benefits and expenses	1,075,612	1,025,868	2,182,353	2,073,634

Income before income taxes	216,996	245,243	418,611	464,037
Income tax benefit (expense)	(39,992)	(45,625)	(77,246)	(85,902)
Net income	$177,004	$199,618	$341,365	$378,135

Total basic net income per common share	$1.80	$1.94	$3.46	$3.66

Total diluted net income per common share	$1.79	$1.92	$3.43	$3.62

GL Q2 2022 Earnings Release